EXHIBIT H

                           COOPERATION AGREEMENT


               This COOPERATION AGREEMENT (this "Agreement"), dated February 14, 2001, is between Westfield America Management Limited ACN 072 780 619 ("WAML"), in its capacity as responsible entity and trustee of Westfield America Trust ARSN 092 058 449, a public unit trust constituted under the laws of Australia ("WAT"), and Westfield Holdings Limited ACN 001 671 496, an Australian public company ("WHL").

               WHEREAS, WAML, in its capacity as responsible entity and trustee of WAT, holds legal title to shares of common stock, par value $.01 per share ("Common Stock"), and shares of preferred stock (the "WAT Preferred Shares") of Westfield America, Inc., a Missouri corporation (the "Company");

               WHEREAS, WHL indirectly and beneficially owns shares of Common Stock ("WHL Common Shares") and shares of preferred stock of the Company;

               WHEREAS, in connection with the Merger Agreement (as defined below), WAML, as responsible entity and trustee of WAT, proposes to commence a tender offer (the "Offer") for all of the outstanding shares of Common Stock of the Company, subject to the terms and conditions set forth in the Merger Agreement;

               WHEREAS, pursuant to the Merger Agreement, Merger Sub (as defined below) will merge with and into the Company, with the Company as the surviving corporation (the "Merger");

               WHEREAS, WAML holds legal title to 940,000 shares of Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), and 270,000 shares of Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Shares");

               WHEREAS, WHL indirectly owns 277,778 shares of Series D Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series D Preferred Shares");

               WHEREAS, WAML intends to subordinate the Series A Preferred Shares and Series B Preferred Shares to the Series G Cumulative Convertible Redeemable Preferred Stock to be issued to Security Capital Preferred Growth Incorporated and the Amended Series D Preferred Shares (as defined below);

               WHEREAS, WAML intends to convert the WAT Preferred Shares, other than the Series A Preferred Shares and the Series B Preferred Shares, into shares of Common Stock or capital stock substantially the same as Common Stock of the Surviving Corporation (as defined below);

               WHEREAS, WAML intends to seek WAT Member (as defined below) approval to the transactions contemplated hereby, including, without limitation, (i) the entry into the Series H Option Deed (as defined below);
(ii) the issuance of the Series H Options (as defined below) to the Surviving Corporation (as defined below); (iii) the transfer of the Series H Options by the Surviving Corporation (as defined below) to WAI; (iv) the issuance of ordinary units in WAT to WAI (as defined below) in accordance with the Series H Option Deed; (v) the entry into the Series I Option Deed (as defined below); (vi) the issuance of the Series I Options (as defined below) to WCI (as defined below) and WAI; (vii) the issuance of ordinary units in WAT to WCI and WAI in accordance with the Series I Option Deed;
(viii) the Capital Raisings (as defined below); (ix) the amendment of the Investor's Agreement referred to in Section 6.3; and (x) the giving of any financial benefits to WHL and its affiliates which may otherwise arise out of transactions in connection with the Offer and Merger (collectively, the "WAT Member Approval");

               WHEREAS, WHL intends to cause WAI, as a WAT Member, and any other entity it controls which is a WAT member, to vote all of their units in WAT in favor of the Capital Raisings;

               WHEREAS, WHL, subject to obtaining WHL Member Approval (as defined below), intends to cause WAI to accept the transfer of the Series H Options from the Surviving Corporation;

               WHEREAS, WHL, subject to obtaining WHL member approval, intends to cause WCI and WAI to accept the grant of the Series I options;

               WHEREAS, WAML and WHL desire to set forth their agreement concerning the Offer and the Merger as well as the recapitalization of the Surviving Corporation following the consummation of the Offer and the Merger;

               NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I
                                DEFINITIONS

               Unless otherwise defined herein, the following terms used in this Agreement shall have the meanings specified below:

               "Agreement" shall have the meaning set forth in the introductory paragraph to this Agreement.

               "Amended Series D Preferred Shares" shall mean the Series D Cumulative Convertible Redeemable Preferred Shares, par value $.01 per share, the preferences and rights of which are set forth in the amendment to the Series D Certificate of Designation.

               "Amendment" shall have the meaning set forth in Section 4.1.

               "Articles of Incorporation" shall mean the Restated Articles of Incorporation of the Company, as amended.

               "Capital Raisings" means:

               (a) the issue of fully paid ordinary units in WAT to raise $A450,225,000;

               (b) the issue of redeemable convertible preference units in WAT to raise $A100,000,000; and

               (c) the underwriting of WAT's distribution reinvestment plan and the issue in accordance with the underwriting agreement of new ordinary units in WAT to raise $A240,000,000 to, among other things, fund the redemption of the redeemable convertible preference units described in (b).

               "Common Stock" shall have the meaning set forth in the recitals to this Agreement.

               "Company" shall have the meaning set forth in the recitals to this Agreement.

               "Governmental Body" shall mean any domestic or foreign state, county, city or other political subdivision, administrative, governmental or regulatory body, agency or authority.

               "Law" shall mean any law, statute, order, writ, injunction, decree, ordinance, award, stipulation, judicial or administrative doctrine, rule or regulation enacted by any Governmental Body.

               "Material Adverse Effect" shall mean any event, circumstance, change, effect or development that, individually or in the aggregate with all other events, circumstances, changes, effects or developments, is or could reasonably be expected to be materially adverse to the assets, properties, condition (financial or otherwise) or results of operations of the Company.

               "MGBCL" shall mean the Missouri General and Business Corporation Law.

               "Merger" shall have the meaning set forth in the recitals to this Agreement.

               "Merger Agreement" shall mean the Agreement and Plan of Merger to be entered into among the Company, WAML, in its capacity as responsible entity and trustee of WAT, and Merger Sub.

               "Merger Sub" shall mean Mall Acquisition Corp., a Delaware corporation.

               "Offer" shall have the meaning set forth in the recitals to this Agreement.

               "Offer Affiliates" shall mean WAI and WCI.

               "Offer Price" shall have the meaning set forth in Section
2.1.

               "Order" shall mean any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

               "Series A Preferred Shares" shall have the meaning set forth in the recitals to this Agreement.

               "Series B Certificate of Designation" shall mean the Certificate of Designation of the Series B Preferred Shares, dated May 19, 1997.

               "Series B Preferred Shares" shall have the meaning set forth in the recitals to this Agreement.

               "Series D Certificate of Designation" shall mean the Certificate of Designation of the Series D Preferred Shares, dated August 10, 1998.

               "Series D Preferred Shares" shall have the meaning set forth in the recitals to this Agreement.

               "Series H Option" means series H options to acquire ordinary units in WAT in accordance with the terms of the Series H Option Deed.

               "Series H Option Deed" means the deed a copy of which is Exhibit D to this Agreement.

               "Series I Option" means Series I options to acquire ordinary units in WAT in accordance with the terms of the Series I Option Deed.

               "Series I Option Deed" means the deed a copy of which is Exhibit E to this Agreement.

               "Subordination" shall have the meaning set forth in Section
5.1.

               "Surviving Corporation" shall have the meaning set forth in
Section 3.2.

               "Tendered Shares" shall have the meaning set forth in
Section 2.1.

               "Trust Deed" means the deed (as amended from time to time) dated 28 March 1996 establishing WAT, and known as the constitution of WAT.

               "WAI" shall mean Westfield American Investments Pty. Limited, an Australian corporation.

               "WAML" shall have the meaning set forth in the introductory paragraph to this Agreement.

               "WAT" shall have the meaning set forth in the introductory paragraph to this Agreement.

               "WAT Member Approval" shall have the meaning set forth in the recitals to this Agreement.

               "WAT Members" means the registered holders of interests in WAT.

               "WAT Preferred Shares" shall have the meaning set forth in the recitals to this Agreement.

               "WCI" shall mean Westfield Corporation, Inc, a Delaware corporation.

               "WHL" shall have the meaning set forth in the introductory paragraph to this Agreement.

               "WHL Member Approval" shall have the meaning set forth in
Section 5.3.

               "WHL Members" means the registered holders of shares in WHL.

               "WHL Common Shares" shall have the meaning set forth in the recitals to this Agreement.

                                 ARTICLE II
                                 THE OFFER

               Section 2.1 The Offer. As promptly as practicable, WAML agrees to commence a tender offer to purchase all of the outstanding shares of common stock of the Company (the "Tendered Shares"), other than the shares owned by the Company, WAML and the Offer Affiliates at the time of the Offer, at a price set forth in the Merger Agreement (the "Offer Price").

               Section 2.2 Conditions to Consummation of the Offer. WAML and WHL acknowledge that WAML's obligations to commence the Offer and to accept for payment and to pay for any Tendered Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject to the conditions to be set forth in the definitive Merger Agreement.

               Section 2.3 WHL Shares. WHL agrees to cause both WAI and WCI not to tender the WHL Common Shares in the Offer.

                                ARTICLE III
                                 THE MERGER

               Section 3.1 The Merger. WAML and WHL acknowledge that the Merger shall be undertaken pursuant to the terms of Section 351.458 of the MGBCL. WHL agrees to the terms and conditions of the Merger as set forth in the Merger Agreement, including, without limitation, the Articles of Merger attached thereto. WHL agrees to cause WAI and WCI to vote in favor of the Merger.

               Section 3.2 Effect of the Merger. WAML and WHL acknowledge that, following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

               Section 3.3 Covenants and Conditions to Consummation of the Merger. WAML and WHL acknowledge that the consummation of the Merger shall be subject to certain covenants and conditions to be set forth in the definitive Merger Agreement.

                                 ARTICLE IV
              AMENDMENT OF TERMS OF SERIES D PREFERRED SHARES

               Section 4.1 Amendment to Series D Certificate of
Designation. Subject to the conditions of this Agreement and in accordance with the MGBCL, as soon as reasonably practicable after the consummation of the Merger, WHL agrees to cause WAI to approve the amendment to the Series D Certificate of Designation (the "Amendment"), with the terms substantially in the form set forth in Exhibit A hereto.

                                 ARTICLE V
          CAPITAL RAISINGS, SERIES H OPTIONS AND SERIES I OPTIONS

               Section 5.1 Capital Raisings. As soon as reasonably practicable after the date of this Agreement, WAML agrees to call a meeting of WAT Members to consider and, if thought fit, approve amongst other things, the Capital Raisings to assist in the funding of the Offer. WHL agrees to cause WAI, as a WAT Member, and any other entity it controls which is a WAT member, to vote all of their units in WAT in favor of the resolution to approve the Capital Raisings.

               Section 5.2 Series H Options and Series I Options. (a) As soon as reasonably practicable after the date of this Agreement, WAML agrees to call a second meeting of WAT Members, to be held promptly after the close of the Offer, to consider and if thought fit, approve, among other things; (i) the entry into the Series H Options; (ii) the issuance of the Series H Options to the Surviving Corporation; (iii) the transfer of the Series H Options by the Surviving Corporation to WAI; (iv) the issuance of ordinary units in WAT to WAI in accordance with the Series H Option Deed; (v) the entry into the Series I Option Deed; (vi) the issuance of the Series I Options to WCI and WAI; (vii) the issuance of ordinary units in WAT to WCI and WAI in accordance with the Series I Option Deed; (viii) the amendment of the Investor's Agreement referred to in Section 6.3; and (ix) the giving of any financial benefits to WHL and its affiliates which may otherwise arise out of transactions in connection with the Offer and Merger.

               (b) Subject to receipt of WAT Member Approval, following the completion of the Merger, WAML shall cause the Surviving Corporation to transfer the Series H Options to WAI.

               Section 5.3 Acceptance of Series H Options and Special I Options. As soon as reasonably practicable after the date of this Agreement, WHL agrees to call a meeting of WHL Members, to be held promptly after the close of the Offer, to consider and if thought fit, approve, among other things: (i) the acceptance of the transfer of the Series H Options from the Surviving Corporation to WAI; (ii) the grant of the Series I options to WCI and WAI; (iii) the exercise of the Series H Options and Series I Options in accordance with the terms of the Series H Option Deed and Series I Option Deed, respectively; (iv) the amendment of the Investor's Agreement referred to in Section 6.3; and (v) the giving of any financial benefits to WAT which may otherwise arise out of transactions in connection with the Offer and Merger (the "WHL Member Approval").

                                 ARTICLE VI
                           ADDITIONAL AGREEMENTS

               Section 6.1 Amendment to Series A Preferred Shares and Series B Preferred Shares. As soon as reasonably practicable after consummation of the Merger, WAML agrees to cause (i) the subordination of the Series A Preferred Shares and Series B Preferred Shares to the Amended Series D Preferred Shares of the Surviving Corporation, and (ii) the amendment of the terms of the Series A Preferred Shares and Series B Preferred Shares to allow the holders thereof to convert such preferred shares into capital stock substantially the same as Common Stock of the Surviving Corporation. In connection therewith, WAML agrees to approve the amendments to the Articles of Incorporation with respect to the Series A Preferred Shares and the Series B Certificate of Designation, substantially in the form attached hereto as Exhibit B and Exhibit C, respectively.

               Section 6.2 Conversion of WAT Preferred Shares. As soon as reasonably practicable after consummation of the Merger, WAML agrees to convert the WAT Preferred Shares into Common Stock or capital stock substantially the same as Common Stock of the Surviving Corporation.

               Section 6.3 Amendment of Investor's Agreement. As soon as reasonably practicable after consummation of the Merger, WAML and WHL agree and shall cause the Surviving Corporation to amend the non-competition provisions contained in the Investor's Agreement, dated May 21, 1997, among the Company, WAML, Perpetual Trustee Company Limited, WCI, WAI and WHL. The effect of those amendments will be that, if the Surviving Corporation has considered an investment or other business opportunity and decided not to pursue that opportunity, WHL and its subsidiaries will be permitted to take advantage of that opportunity.

               Section 6.4 Termination of Registration Rights Agreement. As soon as reasonably practicable after consummation of the Merger, WAML shall cause the Surviving Corporation and WHL agrees to terminate the Registration Rights Agreement, dated May 21, 1997, between the Company and WHL.

               Section 6.5 Reasonable Best Efforts. Each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

                                ARTICLE VII
                       CONDITIONS TO CONSUMMATION OF
                       THE CONTEMPLATED TRANSACTIONS

               Section 7.1 Conditions to WHL's Obligations. Other than WHL's obligations under Sections 2.3, 3.1, 5.3, 6.5 and 10, which shall be binding on WHL upon execution of this Agreement, WHL's obligation to consummate the transactions contemplated in this Agreement is subject to the following conditions:

               (a) The Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement.

               (b) The Series A Preferred Shares and Series B Preferred Shares shall have been subordinated to the Amended Series D Preferred Shares of the Surviving Corporation.

               (c) There shall not be in effect any Order or Law prohibiting the consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

               (d) There shall not be any proceeding pending or threatened before any Governmental Body that would prohibit or reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement.

               (e) WAT shall have obtained the WAT Member Approval.

               (f) WHL shall have obtained the WHL Member Approval.

               Section 7.2 Conditions to WAML's Obligations. Other than WAML's obligations under Sections 5.1, 5.2, 6.5 and 10 which shall be binding on WAML upon execution of this Agreement, WAML's obligation to consummate the transactions contemplated in this Agreement is subject to the following conditions:

               (a) The Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement.

               (b) There shall not be in effect any Order or Law prohibiting the consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

               (c) There shall not be any proceeding pending or threatened before any Governmental Body that would prohibit or reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement.

               (d) WAT shall have obtained the WAT Member Approval.

               (e) WHL shall have obtained the WHL Member Approval.

                                ARTICLE VIII
                                TERMINATION

               Section 8.1 Termination of Merger Agreement. In the event of termination of the Merger Agreement by any party thereto, this Agreement shall become void and have no effect, without any liability or obligation on the part of WAML or WHL.

                                 ARTICLE IX
                          LIMITATION OF LIABILITY

               Section 9.1 Limitation of Liability of WAML.

               (a) Except as provided in Section 9.1(b), as WAML enters into this Agreement only in its capacity as responsible entity and trustee of WAT, WAML is liable under this Agreement only up to the extent to which it is actually indemnified out of the assets of WAT.

               (b) WAML is only personally liable to the extent that it is not actually indemnified out of the assets of WAT as a result of it being fraudulent, negligent or in breach of trust.

               (c) If WAML is not personally liable, the parties other than WAML must not sue WAML personally or seek to wind it up to recover any outstanding money, and WAML is entitled to plead this clause as a bar to the taking of any such proceedings.

               (d) Nothing contain in Section 9.1(a) limits the right of any party to bring action for performance by WAML or limit any party's right to recover damages from the assets of WAT to the extent that WAML is liable under this Agreement.

                                 ARTICLE X
                               MISCELLANEOUS

               Section 10.1 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

               Section 10.2 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

               Section 10.3 Amendment; Modification. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by the parties hereto intending to be bound thereby.

               Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including persons taking by novation) and assigns.

               Section 10.5 Further Assurances. Each party hereto shall do all such further acts and execute, acknowledge, deliver and file all such other instruments and documents as may be necessary or desirable to give effect to and carry out the transactions contemplated by this Agreement.

               Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

               Section 10.7 Entire Agreement. This Agreement and all other agreements referred to in this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.



                          [SIGNATURE PAGE FOLLOWS]




               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                    WESTFIELD AMERICA MANAGEMENT
                                    LIMITED in its capacity as responsible
                                    entity and trustee of Westfield America
                                    Trust


                                    By: /s/ Peter S. Lowy
                                        ----------------------------------
                                    Name:   Peter S. Lowy
                                         ---------------------------------
                                    Title:  Director
                                          --------------------------------


                                    WESTFIELD HOLDINGS LIMITED
                                    an Australian public company


                                    By:  /s/ Stephen Paul Johns
                                        ----------------------------------
                                    Name:    Stephen Paul Johns
                                         ---------------------------------
                                    Title:   Director
                                          --------------------------------